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                                                                       EXHIBIT 5

                      OPINION OF MAZURSKY & DUNAWAY, LLP


                                March 26, 2001
PTEK Holdings, Inc.
3399 Peachtree Road, N.E.
The Lenox Building, Suite 600
Atlanta, Georgia 30326

Ladies and Gentlemen:

  We have acted as counsel to PTEK Holdings, Inc. (the "Corporation") in connection with the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission (the "Registration Statement") relating to registration under the Securities Act of 1933, as amended, of 3,500,000 shares of the Corporation's Common Stock, $0.01 par value, authorized for issuance under the PTEK Holdings, Inc. 401(k) Plan and the PTEK Holdings, Inc. Associate Stock Purchase Plan (the "Plans"). The shares of Common Stock to be registered under the Registration Statement are hereinafter referred to as the "Shares."

  In connection with the opinion expressed below, we have made such factual inquiries and examined such questions of law as we have considered necessary or appropriate for the purposes of such opinion.

  It is our opinion that, when issued and sold in the manner described in the Plans, the Shares will be legally and validly issued, fully paid and nonassessable.

  We consent to the use of this opinion as an exhibit to the Registration Statement.


                                       Very truly yours,


                                       /s/ Mazursky & Dunaway, LLP
                                       ------------------------------------
                                       MAZURSKY & DUNAWAY, LLP